Charitable Agreement

Best Buddies International (referred to as "Best Buddies") will serve as the exclusive charitable partner of Beauty & Pin Ups (referred to as "B&P") until December 31, 2021. Best Buddies and B&P will collaborate to promote the Best Buddies cause and mission through an ongoing marketing partnership showcasing B&P as a charitable brand. Best Buddies will provide its mission, results and marketing assets to support this program. The following are the key partnership points:

1. LBG Stock Donation. Level Beauty Group, Inc. ("LBG") will issue a warrant (upon approval by its Board of Directors) to purchase 150,000 shares of its Common Stock at an exercise price of $.40 per share to Best Buddies, with such warrant being exercisable within 5 years from the date of issuance.

2. Exclusive. B&P will recognize Best Buddies as its exclusive and official charity partner. All B&P retail products will include the "Best Buddies" logo on its label, and all B&P's internet and social media will actively promote our charitable relationship; provided, that B&P and its various partners will be able to support other local charities that may benefit their businesses. Best Buddies will not collaborate, partner or co-brand with any other hair care or cosmetic brands without B&P's consent.

3. Mandatory Annual Contribution. B&P will provide a mandatory annual contribution payable to Best Buddies in the amount of ½ of 1% of net sales (after discounts and returns) for all such sales of B&P's branded products under an aggregate of $10,000,000. On all such aggregated sales above $10,000,000, B&P will donate 1% of all such sales.

4. Active Partner. B&P and its key executives will actively endeavor on commercially reasonable efforts to introduce all material B&P partners to Best Buddies. This includes all material bottling, aerosol, cap, label, sales, legal and marketing partners.

5. IPO. In the event LBG registers any of its securities through a registration statement on form S-1 (an "IPO"), LBG will make commercially reasonable efforts to request the lead underwriter in the offering allocate Best Buddies (or its designees) the right to purchase up to 2.5% of the shares offered in the IPO; provided that Best Buddies (or its designees) comply with all securities regulations and requirements of the underwriter. This point number 5 shall not be subject to an expiration or term.

6. Marks. Best Buddies will not use the "B&P" mark or its variants in any fashion without the prior written consent of B&P.

(signature page follows)

In witness whereof, the undersigned agree on the day first written above.

Beauty and Pinups, LLC

Name: Kenneth Kahn

Title: CEO

Level Beauty Group, Inc.

Name: 6,,'1o+,. ,IG.b._,

Title: C EO

Best Buddies International

ne: Mark Lewis

Title: VP, Marketing and Strategic Development

AMENDMENT TO CHARIABLE AGREEMENT

This Amendment to Charitable Agreement is entered into by and between Level Brands, Inc., a North Carolina corporation ("**LB**"), Beauty and Pinups, LLC, a North Carolina limited liability company ("**BPU**") and Best Buddies International ("**BB**") as of February 8, 2017, as an amendment to the Charitable Agreement by and among LB, BPU and BB (the "**Original Agreement**")

NOW, THEREFORE in consideration of the premises and the mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Amendment.

1.1 Section 1. The parties agree to amend Section 1 of the Original Agreement by deleting such Section 1 and inserting in lieu thereof the following:

> Level Brands, Inc. ("LBG") issued 150,000 shares to Best Buddies as a charitable stock donation.

1.2 Section 5. The parties agree to amend Section 5 of the Original Agreement by deleting such Section 5 and inserting in lieu thereof the following:

> [Intentionally Omitted].

2. No Other Amendment. Except as specifically amended pursuant to this Amendment, the Original Agreement remains in full force and effect in accordance with its terms.

3. Governing Law. All questions concerning the construction, validity and interpretation of this Amendment will be governed by and construed in accordance with the internal law (and not the law of conflicts) of North Carolina.

4. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5. Binding Effect. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, successors and assigns.

[The next page is the signature page.]

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the date first above written.

Beauty and Pinups, LLC

Name: MARK ELLIOTT
Title: CFO/COO

Level Brands, Inc.

Name: MARK ELLIOTT
Title: CFO/COO

Best Buddies International

Name: Anthony Shriver
Title: Chairman

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